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                                                                    EXHIBIT 99
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[ZOLTEK logo]

FOR IMMEDIATE RELEASE
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                 ZOLTEK MAKES STRATEGIC ACQUISITION IN MEXICO
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         ST. LOUIS, MISSOURI -- OCTOBER 3, 2007 -- Zoltek Companies, Inc.
(Nasdaq: ZOLT) today announced that it has purchased the Guadalajara, Mexico-based Crysel acrylic fiber manufacturing assets of Cydsa, a large publicly traded Mexican chemical and industrial company.

         Zoltek plans to retool and modify the newly acquired facility to supply Zoltek's North American operations with low-cost precursor, the principal raw material used in manufacturing carbon fibers. Zoltek expects the facility will serve as a site for additional carbon fiber production lines supporting Zoltek's strategic goal of achieving $500 million in annual sales of its high-performance commercial grade carbon fibers by fiscal year 2011.

         Zoltek will invest approximately $100 million to purchase the facility, to retool and modify the plant to produce acrylic precursor and to install the initial carbon fiber manufacturing facility. The Company is using a portion of the proceeds of its August 2007 secondary common stock offering, along with cash from operations, to fund the investments in the newly acquired plant. Zoltek expects that precursor production will begin by the end of fiscal 2008.

         "The new facility in Guadalajara represents the fastest and lowest cost alternative to increasing our precursor capacity and is a key building block in ramping up carbon fibers production in North America over the next several years," said Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer. "Instead of having to ship precursor material from our plant in Hungary to our facilities in Texas and Missouri, we will be able to truck this material overland from Guadalajara. Similarly, we anticipate significant cost savings when we produce carbon fibers at the Mexican facility. Technical personnel from that plant have been collaborating with Zoltek production and engineering teams for the past few months to get a head start on the retooling and modifications. Based on that collaboration and our experience with a very similar conversion of our Hungarian facilities, we do not anticipate major difficulties in enabling the plant to manufacture precursor."

         Cydsa's acrylic fiber manufacturing facilities in Guadalajara have been idled since January 2006 due to an oversupply of acrylic fibers for the global textile market. Zoltek's plan is to initially activate 20,000 tons of annual precursor production and at the same time install 2,250 tons of annual rated carbon fibers capacity at this facility.




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[ZOLTEK logo]

Zoltek Makes Strategic Acquisition In Mexico
Page 2
October 3, 2007

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         Zoltek expects that the Mexican facility ultimately will support annual production of 60,000 tons of precursor material, which, in turn, will support production of more than 27,000 metric tons of carbon fibers - or the equivalent of over $600 million in carbon fiber sales at today's price level for high-performance commercial carbon fibers.

         With Zoltek's current expansion project in Hungary, scheduled for completion by the end of calendar year 2007, and the completion of the initial phase of the Mexican expansion, Zoltek estimates it will have an annual capacity to produce 40,000 tons of precursor, 13,050 tons of carbon fiber and 4,500 tons of oxidized acrylic fibers.

                       FOR FURTHER INFORMATION CONTACT:
                     ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                              3101 MCKELVEY ROAD
                              ST. LOUIS, MO 63044
                                (314) 291-5110

This press release contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers' forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; (10) consummate the acquisition of the Mexican facility described above and successfully retrofit it to manufacture acrylic fiber precursor and carbon fiber, and (11) manage the risks identified under "Risk Factors" in our filings with the SEC.